Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016 with respect to the consolidated financial statements included in the Annual Report of Collegium Pharmaceutical, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Collegium Pharmaceutical, Inc. on Form S-3 (File No. 333-213964), and on Forms S-8 (File No. 333-207744 and 333-218767).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 7, 2018